Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Pope MGP, Inc.:

We consent to the use of our reports dated February 28, 2020, with respect to the consolidated balance sheets of Pope Resources, A Delaware Limited Partnership, and subsidiaries (the Partnership) as of December 31, 2019 and 2018, the related consolidated statements of comprehensive income (loss), partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our audit report covering the consolidated financial statements refers to a change to the method of accounting for revenue recognition effective January 1, 2018 due to the adoption of ASC 606 Revenue from Contracts with Customers.

/s/ KPMG LLP

Seattle, Washington

April 1, 2020